Exhibit 5.1

April 16, 2007

Boots & Coots International Well Control, Inc.
7908 N. Sam Houston Parkway W., 5th Floor
Houston, Texas 77064

    Re:    Registration Statement on Form S-3

Gentlemen:

        We have acted as special counsel for Boots & Coots International Well Control, Inc., a Delaware corporation (the "Company"), in connection with the filing with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-3 (such registration statement, as amended at the time it becomes effective, is referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") relating to the proposed offer and sale to the underwriters named in Registration Statement (the "Underwriters") pursuant to an underwriting agreement (the "Underwriting Agreement") to be entered into between the underwriters, the Company and Oil States Energy Services, Inc. (the "Selling Stockholder") of (1) up to 14,950,000 shares of common stock, par value $0.00001 per share (the "Common Stock"), by the Company, including 1,950,000 shares issuable by the Company to cover the underwriters' over-allotment option, and (2) up to 14,950,000 shares of Common Stock by the Selling Stockholder, including 1,950,000 shares to cover the underwriters' over-allotment option. The shares of Common Stock being offered and sold to the underwriters pursuant to the Registration Statement and the Underwriting Agreement by the Company and by the Selling Stockholder are collectively referred to herein as the "Shares."

        In rendering this opinion, we have examined such agreements, documents, instruments, and records as we deemed necessary or appropriate under the circumstances for us to express the opinions set forth herein including, without limitation, the Certificate of Incorporation and Bylaws, as restated or amended, of the Company; resolutions adopted by the Board of Directors of the Company authorizing and approving the issuance of the Shares and the preparation and filing of the Registration Statement; such other records of the corporate proceedings of the Company and certificates of the Company's officers as we deemed relevant. In making all of our examinations, we have specifically relied upon the information and documentation provided to us by the Company to be accurate and complete, and we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, and the due execution and the delivery of all documents by all persons other than the Company where due execution and delivery by such persons or entities is a prerequisite to the effectiveness of such documents. We have not independently verified or investigated, nor do we assume any responsibility for, the factual accuracy or completeness of any such documents.

        Based upon the foregoing, subject to the qualifications hereinafter set forth, and having regard for such legal considerations as we deem relevant, we are of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company, and, when sold and paid for in accordance with the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable shares of Common Stock of the Company.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in this Prospectus forming a part of the Registration Statement. In giving our consent, we do not admit that we are "experts within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Respectfully submitted,

/s/ THOMPSON & KNIGHT LLP